Exhibit 5.1

200 East Randolph Drive Chicago, Illinois 60601

To Call Writer Directly:	312 861-2000	Facsimile:
312 861-2000		312 861-2200

www.kirkland.com

January 13, 2006
Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
          Re: Registration Statement on Form S-1 (Registration No. 333-               )
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Triad Financial Corporation, a California corporation (the “Issuer”). This opinion letter is being delivered in connection with the preparation and filing by the Issuer with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-          ) originally filed with the Commission on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”), relating to the sale, from time to time, by certain affiliate noteholders (the “Selling Noteholders”), in the manner described in the prospectus (the “Prospectus”) which forms part of the Registration Statement, of up to $13,000,000 in aggregate principal amount of the Issuer’s 11.125% Senior Notes due 2013, and by Goldman, Sacks & Co. (“Goldman”), an affiliate of the Issuer, in connection with offers and sales related to market-making transactions of an indeterminate amount of the Issuer’s 11.125% Senior Notes due 2013 (the “Notes”).
     The Notes were issued pursuant to the Indenture, dated as of April 29, 2005, among Triad Acquisition Corp. and JPMorgan Chase Bank, N.A., as trustee, as supplemented by the Supplemental Indenture, also dated as of April 29, 2005, among the Issuer and JPMorgan Chase Bank, N.A., as trustee (as may be amended or supplemented from time to time, the “Indenture”).
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Notes, (ii) the Indenture, (iii) Registration Statement and (iv) the Exchange and Registration Rights Agreement, dated as of April 29, 2005, by and among Triad Acquisition Corp., the Issuer, Goldman. and Citigroup Global Markets Inc.

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Triad Financial Corporation
January 13, 2006

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the federal laws of the United States.
     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Notes to be sold by the Selling Noteholders and Goldman in the manner described in the Prospectus under the captions “Selling Noteholders” and “Plan of Distribution” were duly authorized for issuance and are validly issued and binding obligations of the Issuer.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of New York or the federal laws of the United States. For purposes of our opinion that the Notes are binding obligations of the Issuer, we have relied upon the opinion of in-house counsel of the Issuer that the Indenture has been duly authorized, executed and delivered and the Notes have been duly authorized by the Issuer in accordance with the applicable laws, rules or regulations of the State of California.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise. We will,

Triad Financial Corporation
January 13, 2006

however, provide a new opinion in the event that a material amount of time passes between the date of this opinion and the date upon which the Registration Statement becomes effective.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,
/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP